Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of AB Active ETFs, Inc. of our report dated November 25, 2024 relating to the financial statements and financial highlights, which appears in the California Municipal Portfolio’s and New York Municipal Portfolio’s (each a separate series of Sanford C. Bernstein Fund, Inc.) Annual Report on Form N-CSR for the year ended September 30, 2024. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 2, 2025